                                    AGREEMENT

                                       AND

                             PLAN OF REORGANIZATION

                                  BY AND AMONG

                       RIVIERA INTERNATIONAL CASINOS, INC.

                                       AND

                                RICHARD GARREFFA

                                       AND

                           CASINOS INTERNATIONAL, INC.

                                       AND

                                   ECO2, INC.



                                                           Dated: April 30, 1997

         Agreement and Plan of Reorganization ("Agreement"), dated as of April 30, 1997, by and among ECO2, Inc., a Delaware corporation ("ECO"); Casinos International, Inc., a Florida corporation ("Casinos International"); Riviera International Casinos, Inc., a Florida corporation ("Riviera"); and Richard Garreffa ("Garreffa").


                             BACKGROUND INFORMATION

         Casinos International deems it advisable that Casinos International be merged into Riviera pursuant to this Agreement and in accordance with the applicable statutes of the States of Florida. ECO, Riviera and Casinos International desire to adopt a plan of reorganization within the meaning of
Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, in consideration of the promises contained herein, ECO, Casinos International, Riviera and Garreffa adopt this plan of reorganization and agree as follows:

                              OPERATIVE PROVISIONS

                                    ARTICLE 1

                                     MERGER

         1.1 Transfer of Property and Liabilities. Upon the Effective Date (as defined in Article 3 hereof) of the merger, the separate existence of Casinos International shall cease; all of the outstanding shares of stock of Casinos International shall be exchanged for and converted into shares of the common stock of Riviera as hereinafter provided; and upon the filing of a Certificate of Merger with the Secretary of State of the State of Florida, Riviera shall possess all the rights, privileges, immunities, powers and purposes, and all property, causes of action and every other asset of Casinos International and shall assume and be liable for all the liabilities, obligations and penalties of Casinos International, in accordance with Florida law.

         1.2 Surviving Corporation. Following the merger, the existence of Riviera shall continue unaffected and unimpaired by the merger, with all the rights, privileges, immunities and powers, and subject to all the duties, liabilities, of a corporation organized under the laws of Florida. The Certificate of Incorporation and Bylaws of Riviera, as in effect immediately prior to the Effective Date, shall continue in full force and effect and shall not be changed in any manner by the merger. The Board of Directors of Riviera immediately prior to the Effective Date shall be reconstituted as contemplated in Section 4 below.

                                    ARTICLE 2

                              CONVERSION OF SHARES.

         2.1 Conversion Ratio. As a result of the merger contemplated by this Agreement, ECO, the sole shareholder of Casinos International, will receive 1,000 shares, (which represents 50% of the total shares issued and outstanding in Riviera) of the common capital stock of Riviera (the "Riviera Shares"). In order to effect such conversion, the shares of Casinos International's common stock issued and outstanding immediately prior to the Effective Date (the "Casinos International Shares") shall be converted by the merger into the Riviera Shares.

         2.2 Shares of Riviera. None of the issued shares of Riviera shall be converted as a result of the merger and all of such shares shall remain issued shares of capital stock of Riviera.


                                   ARTICLE 3.

                         CLOSING; CERTIFICATE OF MERGER.

         3.1 Closing. The closing contemplated by Section 1.1 (the "Closing") shall be held at the offices of Casinos International's counsel, Bush Ross Gardner Warren & Rudy, P.A., 220 South Franklin Street, Tampa, Florida 33602 on May __, 1997, unless another place or date is agreed upon in writing by the parties (the "Closing Date"). At the Closing, all documents called for by this Agreement (the "Closing Documents") shall be executed by the respective parties. Riviera shall deliver to ECO the stock certificate for the Riviera Shares. ECO shall deliver to Riviera the stock certificate for the Casinos International Shares and the books and records of Casinos International.

         3.2 Certificate of Merger. After the Closing provided for in Section
3.1 above, the Certificate of Merger executed by the parties at Closing shall be submitted for filing with the Secretary of State of Florida. The date of the latter of such filing, or such other date as the parties may agree upon in writing pursuant to applicable law, shall be the effective date of the Merger (the "Effective Date").


                                   ARTICLE 4.

                 RELATED TRANSACTIONS AND ADDITIONAL AGREEMENTS.


         4.1 Board of Directors of Riviera. On the Effective Date the existing members of the Board of Directors of Riviera shall appoint Alan S. Lipstein and George Carapella as members to the Board of Directors of Riviera and, immediately thereafter, all other members of the Board of Directors of Riviera, other than Kevin Farley and Richard Garreffa shall resign. Additionally, all of the existing officers of Riviera shall resign effective as of the Closing and the officers of Riviera shall be those persons set forth on Schedule 4.1 attached hereto.

         4.2 Option. ECO hereby grants to Alan Lipstein the irrevocable option to redeem the shares of Riviera held by ECO in the event that it is determined that the Agreement and Plan of Reorganization by and among ECO, ECO2 Acquisition, Inc., Casinos International and


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
Prentice Capital, Inc., dated February 26, 1997, is rescinded or otherwise cancelled, or in the event that the current board of directors of ECO are replaced without the written consent of the existing board members of ECO. The option price for the Riviera Shares held by ECO shall be 5,000,000 shares of the common stock of ECO and the option may be exercised by Lipstein at any time during the 30 day period following the occurrence of one of the above mentioned events.


                                    ARTICLE 5

                        REPRESENTATIONS AND WARRANTIES OF
                              CASINOS INTERNATIONAL

         Casinos International represents and warrants to Riviera and Garreffa as follows:

         5.1 Organization, Power, Standing and Qualification. Casinos International is a corporation duly organized, validly existing, and in good standing under the laws in the State of Florida and has full corporate power and authority to carry on its business as it is now being conducted and to own and operate the properties and assets now owned and operated by it. Casinos International is duly qualified to do business and is in good standing in each and every jurisdiction where the failure to qualify or to be in good standing would have an adverse effect upon its financial condition, the conduct of its business or the ownership of its assets.

         5.2 Authority. Casinos International has the power and authority to execute, deliver and perform this Agreement; and this Agreement is a valid and binding obligation of the Casinos International, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws affecting the enforcement of creditors' rights generally.

         5.3 Validity of Contemplated Transactions; Interference. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene any provision of the Certificate of Incorporation or Bylaws of Casinos International; (b) violate, be in conflict with, constitute a default under, cause the acceleration of any payments pursuant to, or otherwise impair the good standing, validity, or effectiveness of any material agreement, contract, indenture, lease, or mortgage to which Casinos International is a party; (c) subject the assets of Casinos International to any indenture, mortgage, contract, commitment, or agreement, other than this Agreement; (d) reasonably interfere with any other agreement to which Casinos International is a party; or
(e) violate any material provision of law, rule, regulation, order, permit, or license to which Casinos International is subject.

         5.4 Capitalization of Casinos International. Casinos International's authorized capital stock consists of 7,500 shares of common stock, $.001 par value, 100 of which shares are presently outstanding, validly issued, fully paid and non-assessable. There are no outstanding


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
options, warrants, conversion privileges, subscriptions, calls, commitments or rights of any character relating to any authorized but unissued capital stock of Casinos International.

         5.5 Assets of Casinos International. Casinos International owns no assets other than a commitment from The Royal Bank of Scotland to loan Casinos International $6,500,000 for the construction of a gaming vessel and an oral commitment, which Casinos International is currently negotiating a written lease agreement for, to lease a gaming vessel from Europa Cruise Corporation.

         5.6 Absence of Undisclosed Liabilities. Casinos International has no material liabilities or obligations except for those incurred in the ordinary course of business. Except as otherwise provided in this Agreement, the term "liabilities or obligations" as used in this Agreement shall include any direct or indirect indebtedness, claim, loss, damage, deficiency (including deferred income tax and other net tax deficiencies), cost, expense, obligation, guarantee, or responsibility, whether accrued, absolute, or contingent, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured.

         5.7 Litigation; Compliance with Laws. There is no suit, action, claim, arbitration, administrative or legal or other proceeding, or governmental investigation pending or, to the knowledge of Casinos International, threatened against or related to Casinos International. There has been no failure to comply with, nor any default under, any law, ordinance, requirement, regulation, or order applicable to Casinos International or its business operations, nor any violation of or default with respect to any order, writ, injunction, judgment, or decree of any court or federal, state or local department, official, commission, authority, board, bureau, agency, or other instrumentality issued or pending against Casinos International which in any such case would reasonable be expected to have a material adverse effect on the financial condition, its business, results of operations, properties or assets of Casinos International.

         5.8 Veracity of Statements. To the knowledge of Casinos International, no representation or warranty by Casinos International contained in this Agreement and no statement contained in any certificate, schedule or other instrument furnished to Casinos International pursuant hereto or in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary to make it not misleading.

         5.9 Acquisition of Riviera Shares for Investment. The shareholder of Casinos International, ECO, will execute this Agreement, in order confirm that it is acquiring the common stock of Riviera for investment purposes, for its own account and not with a view to the resale or distribution thereof in violation of any state or federal securities laws. The shareholder shall not sell, transfer, pledge or hypothecate any of the Riviera Shares in the absence of registration under or pursuit to an applicable exception from, federal and all applicable security law.


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                                    ARTICLE 6

             REPRESENTATIONS AND WARRANTIES OF RIVIERA AND GARREFFA

         Riviera and Garreffa, jointly and severally, represent and warrant to Casinos International, ECO and Lipstein as follows:

         6.1 Organization, Power, Standing and Qualification. Riviera is a corporation duly organized, validly existing and in good standing under the laws in the State of Florida and has full corporate power and authority to carry on its business as it is now being conducted and to own and operate the properties and assets now owned and operated by it.

         6.2 Capitalization of Riviera. Riviera's authorized capital stock consists of _______ shares of common stock, $.01 par value, ___________ of which shares are presently outstanding, validly issued, fully paid and non-assessable.

         6.3 Financial Statements. Riviera has delivered to Casinos International its consolidated balance sheet for its fiscal year ended December 31, 1996 (the "Riviera Balance Sheet") as well as its consolidated statement of income and loss for the year ended December 31, 1996, which have been prepared in accordance with the applicable books and records of Riviera and presents fairly the financial condition of Riviera as of December 31, 1996, and there has been no material change in such financial condition of Riviera since December 31, 1996.

         6.4 Absence of Undisclosed Liabilities. Riviera has no liabilities or obligations except for those (a) reflected on the Riviera Balance Sheet; (b) reflecting contractual liabilities or obligations incurred in the ordinary course of business that are not required by generally accepted accounting principles to be reflected in a balance sheet; (c) incurred in the ordinary course of business subsequent to the date of the Riviera Balance Sheet and not required to be disclosed pursuant to the terms of this Agreement; and (d) specifically disclosed in Schedule 6.4 attached hereto. Except as otherwise provided in this Agreement, the term "liabilities or obligations" as used in this Agreement shall include any direct or indirect indebtedness, claim, loss, damage, deficiency (including deferred income tax and other net tax deficiencies), cost, expense, obligation, guarantee, or responsibility, whether accrued, absolute, or contingent, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured.

         6.5 Certain Tax Matters. Riviera has duly filed all federal, state, and local tax returns and reports required to be filed by Riviera for all periods ending on or prior to March 31, 1997 and all taxes, including income, gross receipts, and other taxes and any penalties with respect thereto, shown thereon to be due and payable, have been paid, withheld, or reserved for or are reflected as a liability in the Riviera Balance Sheet. The returns and reports are, to the best knowledge of Riviera, correct and complete. Riviera has not entered into any agreements for the extension of time for the assessment of any tax or tax delinquency, has received no outstanding or unresolved notices from the Internal Revenue Service or any taxing body of any proposed examination or of any proposed deficiency or assessment, and has properly withheld


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
all amounts required by law to be withheld for income taxes and unemployment taxes, including without limitation social security and unemployment compensation, relating to its employees, and remitted such withheld amounts to the appropriate taxing authority as required by law.

         6.6 Litigation; Compliance with Laws. There is no suit, action, claim, arbitration, administrative or legal or other proceeding, or governmental investigation pending or, to the knowledge of Riviera threatened against or related to Riviera. There has been no failure to comply with, nor any default under, any law, ordinance, requirement, regulation, or order applicable to Riviera or its business operations, nor any violation of or default with respect to any order, writ, injunction, judgment, or decree of any court or federal, state or local department, official, commission, authority, board, bureau, agency, or other instrumentality issued or pending against Riviera which might have a material adverse effect on the financial condition, its business, results of operations, properties or assets of Riviera.

         6.7 No Changes. Since December 31, 1996 there has not been:

                  a. Any change in the financial or other condition, assets, liabilities or business of Riviera, which individually or in the aggregate has been materially adverse to Riviera;

                  b. Any damage, destruction or loss (whether or not covered by insurance) or any condemnation by governmental authorities which has or may adversely affect the business or assets of Riviera to a material degree;

                  c. Any declaration, setting aside or payment of any dividend or other distribution in respect of any of Riviera's shares or any direct or indirect redemption, purchase or other acquisition of Riviera's shares or any direct or indirect payment or incurring of management fees or other transactions between the shareholders of Riviera and Riviera; or

                  d. Any increase in the compensation payable or to become payable by Riviera to any of its officers, employees or agents, or any known payment or arrangement made to or with any thereof, except in the ordinary course of business.

         6.8 Veracity of Statements. No representation or warranty by Riviera or Garreffa contained in this Agreement and no statement contained in any certificate, schedule or other instrument furnished to Casinos International or ECO pursuant hereto or in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary to make it not misleading.

         6.9 Copies of Articles of Incorporation, Bylaws and Stock Records. A copy of Riviera's Certificate of Incorporation, Bylaws and stock records (certified by the Secretary of Riviera) have been delivered to Casinos International and ECO and each is correct and in effect as at the date of this Agreement. Such books and records have been regularly and properly kept and are complete, accurate and legally sufficient under applicable law.

         6.10 Directors and Officers. Schedule 6.10 attached hereto is a true and complete list as of the date of this Agreement showing the names of Riviera's directors and officers, each of whom has been duly elected.


                                    ARTICLE 7

                                 INDEMNIFICATION


         7.1 ECO and Casinos Internationals Indemnification of Riviera and Garreffa. From and after the Effective Date, ECO and Casinos International, jointly and severally shall indemnify and hold harmless Riviera and Garreffa (collectively, the " Riviera Indemnitees") from and against any and all damages, losses, obligations, deficiencies, liabilities, claims, encumbrances, penalties, costs, and expenses, including reasonable attorneys' fees (together, a "Loss") which the Riviera Indemnitees may suffer or incur, resulting from, related to, or arising out of: (a) the transactions contemplated by this Agreement; (b) misrepresentation, breach of warranty, or nonfulfillment of any of the covenants or agreements of Casinos International or ECO in this Agreement or from any misrepresentation in or omission from any certificate or document furnished or to be furnished to the Riviera Indemnitees hereunder and (c) any and all actions, suits, investigations, proceedings, demands, assessments, audits, judgments, and claims (including employment-related claims) arising out of any of the foregoing; provided, however, that before the Riviera Indemnitees may assert a claim for indemnity under this Section, the Riviera Indemnitees must give or cause to be given written notice of such claim to ECO as provided in
Article 7.3.

         7.2 Riviera and Garreffa Indemnification of ECO and Casinos Internationals. From and after the Effective Date, Riviera and Garreffa, jointly and severally shall indemnify and hold harmless ECO and Casinos International (collectively, the "ECO Indemnitees") from and against any and all damages, losses, obligations, deficiencies, liabilities, claims, encumbrances, penalties, costs, and expenses, including reasonable attorneys' fees (together, a "Loss") which the ECO Indemnitees may suffer or incur, resulting from, related to, or arising out of: (a) the transactions contemplated by this Agreement; (b) misrepresentation, breach of warranty, or nonfulfillment of any of the covenants or agreements of Riviera or Garreffa in this Agreement or from any misrepresentation in or omission from any certificate or document furnished or to be furnished to the ECO Indemnitees hereunder and (c) any and all actions, suits, investigations, proceedings, demands, assessments, audits, judgments, and claims (including employment-related claims) arising out of any of the foregoing; provided, however, that before the ECO Indemnitees may assert a claim for indemnity under this Section, the ECO Indemnitees must give or cause to be given written notice of such claim to Riviera and Garreffa as provided in
Article 7.3.


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
         7.3 Notice. Promptly after acquiring knowledge of any Loss or action, suit, investigation, proceeding, demand, assessment, audit, judgment, or claim against which the indemnitees have been indemnified, the applicable Indemnitee shall give to the indemnitor written notice thereof. The applicable indemnitor shall, at its own expense, promptly defend, contest or otherwise protect against any Loss or action, suit, investigation, proceeding, demand, assessment, audit, judgment, or claim against which it has indemnified the indemnitees, and the indemnitor shall receive from the indemnitee all necessary and reasonable cooperation in said defense including, but not limited to, the services of employees of the other party who are familiar with the transactions out of which any such Loss or action, suit, investigation, proceeding, demand, assessment, audit, judgment, or claim may have arisen. The indemnitor shall have the right to control the defense of any such proceeding unless relieved of its liability hereunder with respect to such defense by the indemnitees. The Indemnitor shall have the right, at its option, and, unless so relieved, to compromise or defend, at its own expense by its own counsel, any such matter involving the asserted liability of the indemnitees. In the event that the indemnitor shall undertake to compromise or defend any such asserted liability, it shall promptly notify the indemnitees of its intention to do so. In the event that the indemnitor, after written notice from an indemnitee, fails to take timely action to defend the same, the indemnitee shall have the right to defend the same by counsel of its or his own choosing, but at the cost and expense of the indemnitor.

         7.4 Money Damages. If the Loss indemnified against pursuant to the provisions of Articles 7.1 or 7.2 hereof can be compensated by the payment of money, the indemnitor shall, within 21 days after receipt of a written notice of a claim pursuant to Articles 7.1 or 7.2 deliver to the indemnitee either: (a) the amount of such claim by check or by wire transfer to the bank account of that party's choosing, or (b) a written notice stating that it objects to the validity of such claim and setting forth in reasonable detail the grounds on which it is contesting the validity of the claim.


                                    ARTICLE 8

                          SURVIVAL OF REPRESENTATIONS,
                      WARRANTIES, GUARANTEES, AND COVENANTS

         8.1 Date Certain For Survival. All representations and warranties made by ECO, Casinos International, Riviera or Garreffa in this Agreement or pursuant hereto shall survive the closing hereunder for a period ending on the third anniversary of the Effective Date.


                                    ARTICLE 9

                        CONDUCT OF CASINOS INTERNATIONAL
                 ECO AND CASINOS INTERNATIONAL AFTER THE MERGER

         9.1 Additional Actions and Cooperation. After the Effective Date, at the request of either party and at the requesting party's expense, but without additional consideration, the other


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
party shall execute and deliver from time to time such further instruments of assignment, conveyance and transfer, shall cooperate in the conduct of litigation and the processing and collection of insurance claims, and shall take such other actions as may reasonably be required to convey and deliver more effectively to Riviera the assets of Casinos International or to confirm and perfect the interest of ECO in the common stock of Riviera, and otherwise to accomplish the orderly transfer to Riviera of the business of Casinos International as contemplated by this Agreement.

         9.2 Audit Access. Each party hereto will preserve the books, records, reports, documents and lists owned by it for a period of at least seven years from the Effective Date, will not thereafter destroy or otherwise dispose of such records without giving the other party notice and the opportunity to take possession thereof, and, while in possession of such records, will permit representatives of the other party to have access at reasonable times to such books, records, reports, documents and files, to make such copies therefrom as such representatives reasonably request. Each party shall, subject to applicable law and regulation, and the terms of any confidentiality agreement, hold in confidence any nonpublic information concerning the other party obtained hereunder.


                                   ARTICLE 10

                               BROKERAGE; EXPENSES

         Except as set forth on Schedule 10, none of the parties has employed or will employ any broker, agent, finder, or consultant (collectively, "Broker") or has incurred or will incur any liability for any brokerage fees, commissions, finders' fees, or other fees, in connection with the negotiation or consummation of the transactions contemplated by this Agreement, except as herein set forth. ECO and Casinos International are responsible for and hereby indemnify and hold Riviera and Garreffa harmless against and in respect of any claim for brokerage fees, commissions, or other finders' fees or commissions of any such Broker employed by ECO or Casinos International and any additional such claims incurred by Riviera and Garreffa relative to this Agreement and the transactions contemplated hereby and any attorney fees incurred by any of the parties in relation to any such claim by a Broker not otherwise disclosed herein. Similarly, the Riviera and Garreffa are responsible for and hereby indemnify and hold ECO harmless against and in respect of any claim for brokerage fees, commissions, or other finders' fees or commissions of any such Broker employed by Riviera and Garreffa and not disclosed herein and any additional such claims incurred by ECO relative to this Agreement and the transactions contemplated hereby and any attorney fees incurred by ECO in relation to any such claim by a Broker.


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
                                   ARTICLE 11

                                 CORPORATE NAMES

         Riviera shall have the exclusive right to use the corporate name "Casinos International" after the Effective Date.


                                   ARTICLE 12

                                     GENERAL

         12.1 Entire Agreement; Amendments. This Agreement constitutes the entire understanding among the parties with respect to the subject matter contained herein and supersedes any prior understandings and agreements among them respecting such subject matter. This Agreement may be amended, supplemented, and terminated only by a written instrument duly executed by all of the parties.

         12.2 Headings. The headings in this Agreement are for convenience of reference only and shall not affect its interpretation.

         12.3 Gender; Number. Words of gender may be read as masculine, feminine, or neuter, as required by context. Words of number may be read as singular or plural, as required by context.

         12.4 Exhibits and Schedules. Each Exhibit and Schedule referred to herein is incorporated into this Agreement by such reference.

         12.5 Severability. If any provision of this Agreement is held illegal, invalid, or unenforceable, such illegality, invalidity, or unenforceability will not affect any other provision hereof. This Agreement shall, in such circumstances, be deemed modified to the extent necessary to render enforceable the provisions hereof.

         12.6 Notices. All notices and other communications hereunder shall be in writing and shall be given to the person by sending a copy thereof by certified mail or by telecopy. Notice shall be deemed to have been given to the person entitled thereto when deposited in the United States mail or when transmitted.

         If to ECO or Casinos International, to:

                                Mr. Joseph Romano
                                   ECO2, Inc.
                        13902 North Dale Mabry, Suite 119
                              Tampa, Florida 33618


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
         With a copy to:

                             John N. Giordano, Esq.
                       Bush Ross Gardner Warren Rudy, P.A.
                               220 S. Franklin St.
                              Tampa, Florida 33602


         If to Riviera or Garreffa:

                              Mr. Richard Garreffa
                       Riviera International Casinos, Inc.
                               111 E. 14th Street
                          Riviera Beach, Florida 33404


         With a copy to:




Notice of any change in any such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived by the party entitled to receive such notice.

         12.7 Waiver. The failure of any party to insist upon strict performance of any of the terms or conditions of this Agreement will not constitute a waiver of any of its rights hereunder.

         12.8 Assignment. No party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other parties.

         12.9 Successors and Assigns. This Agreement binds, inures to the benefit of, and is enforceable by the successors and assigns of the parties, and does not confer any rights on any other persons or entities.

         12.10 Governing Law; Jurisdiction. The parties agree that, irrespective of any wording that might be construed to be in conflict with this paragraph, this Agreement is one for performance in Florida. The parties to this Agreement agree that they waive any objection, constitutional, statutory or otherwise, to a Florida court's taking jurisdiction of any dispute between them. By entering into this agreement, the parties, and each of them understand that they might be called upon to answer a claim asserted in a Florida court. This Agreement shall be construed and enforced in accordance with law of the State of Florida. Venue for any such action shall be deemed proper in Hillsborough County, Florida.

         12.11 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their successors and assigns, and they shall not be construed as conferring and are not intended to confer any rights on any other persons.

         12.12 Publicity. Prior to the Effective Date, all notices to third parties and all other publicity relating to the transactions contemplated by this Agreement shall be jointly planned, coordinated and agreed to by the Shareholder and ECO. Except as may be required by law, prior to the Effective Date none of the parties hereto shall act unilaterally in this regard without the prior approval of the Shareholder and ECO; provided, however, that such approval shall not be unreasonably withheld.

         12.13 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The execution of this Agreement by any party hereto will not become effective until counterparts hereof have been executed by all the parties hereto. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

         12.14 Limitations Upon Consent: Whenever, under the terms of this Agreement, the parties hereto are called upon to give their written consent, such written consent will not be unreasonably withheld.

         12.15 Form of Consent: All consents of any kind required under this Agreement shall be in writing. Whenever, under the terms of this Agreement, ECO, and/or Casinos International are authorized to give consent, such consent may be given and shall be conclusively evidenced by the Chairman of the Board of Directors or the president of each respective corporation giving such consent. Whenever, under the terms of this Agreement, any of the Shareholder is authorized to give his consent, such consent may be given and shall be conclusively evidenced in writing as certified by each of these persons individually or by their duly appointed legal representative.

         12.16 Attorneys' Fees and Court Actions: If a legal action is initiated by any party to this Agreement against another, arising out of or relating to the alleged performance or non-performance of any right or obligation established hereunder, or any dispute concerning the same, any and all fees, costs and expenses reasonably incurred by each successful party or his or its legal counsel in investigating, preparing for, prosecuting, defending against, or providing evidence, producing documents or taking any other action in respect of, such action shall be the joint and several obligation of and shall be paid or reimbursed by the unsuccessful party.


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
         12.17 Binding Effect: This Agreement shall inure to the benefit of and be binding upon ECO and Casinos International, and their successors or assigns, including but not limited to any corporation or other business entity which may acquire all or substantially all of ECO's and/or Casinos International's assets and business, or with, or into which Casinos International and/or any Casinos International subsidiary may be consolidated or merged, and upon the executors, administrators and legal representatives thereof.

         In witness whereof, the parties have executed this Agreement on the date first above written.

                                       CASINOS INTERNATIONAL, INC.


                                        By: /s/ Joseph Romano, President
                                           -------------------------------------
                                                Joseph Romano, President


                                        ECO 2, INC.


                                        By: /s/ Alan S. Lipstein, President
                                           -------------------------------------
                                                Alan S. Lipstein, President


                                        RIVIERA INTERNATIONAL CASINOS, INC.



                                        By: /s/ Richard Garreffa, President
                                           -------------------------------------
                                                Richard Garreffa, President



                                            /s/ Kevin Farley, Secretary
                                        ----------------------------------------
                                                Kevin Farley, Secretary




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